UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2015

Farmers National Banc Corp.

(Exact name of registrant as specified in its charter)

Ohio	001-35296	34-1371693
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

20 South Broad Street, P.O. Box 555, Canfield, Ohio		44406-05555
(Address of principal executive offices)		(Zip Code)

(330) 533-3341

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 1, 2015, the Board of Directors of Farmers National Banc Corp. (the “Company”) appointed James R. Smail, age 68, and Howard J. Wenger, age 72, to the Board of Directors of the Company. Messrs. Smail and Wenger each formerly served as directors of National Bancshares Corporation (“NBOH”), which merged with and into the Company on June 19, 2015 pursuant to a merger agreement between the Company and NBOH (the “Merger Agreement”), as previously reported by the Company on its Current Report on Form 8-K filed on June 19, 2015. The appointment of Messrs. Smail and Wenger was a term and condition of the Merger Agreement. The fees payable to Messrs. Smail and Wenger for their service as directors from July 1, 2015 through December 31, 2015 shall be (i) $17,500 each, as one-half of the Company’s annual retainer for its directors, (ii) $5,000 with respect to Mr. Smail’s appointment as Vice Chair of the Board of Directors, and (iii) $5,000 with respect to Mr. Smail’s appointment as Chair of the newly-formed Executive Committee of the Board of Directors. For calendar year 2016, they each shall be eligible to receive the annual director retainer of $35,000, and Mr. Smail will be eligible to receive fees of $10,000 as Vice Chair of the Board of Directors and $10,000 as Chair of the Executive Committee. Any loans and loan commitments involving the new directors or their associates were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectability or present other unfavorable features.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Farmers National Banc Corp.

By:	/s/ Carl D. Culp
Carl D. Culp
Executive Vice President and Treasurer

Date: July 6, 2015